Registration No.             -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UCI MEDICAL AFFILIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2225346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4416 Forest Drive Columbia, South Carolina	29206
(Address of principal executive offices)	(Zip code)

UCI Medical Affiliates, Inc.

2007 Equity Incentive Plan

(Full title of the plan)

JERRY F. WELLS, JR.

Chief Financial Officer

4416 Forest Drive

Columbia, South Carolina 29206

(803) 782-4278

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.05 par value per share	1,000,000	$3.62	$3,620,000	$111.13

(1)	Pursuant to Rule 416(a), this registration statement also registers such indeterminate number of additional shares as may become issuable under the Plan in connection with share splits, share dividends, and similar transactions.
(2)	Pursuant to Rule 457 (c) and (h) under the Securities Act of 1933, as amended, estimated solely for the purpose of calculating the registration fee based on the average of the bid and asked prices for the common stock on May 3, 2007.

This Registration Statement on Form S-8 relates to the 1,000,000 shares of our common stock, $0.05 par value per share, issuable pursuant to the terms of the UCI Medical Affiliates, Inc. 2007 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by us with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as amended;

(b)	All other reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year ended September 30, 2006; and

(c)	The description of our common stock, $0.05 par value, contained in our Registration Statement on Form 8-A (File no. 0-13265), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law (“DGCL”). Currently, liability not subject to limitation under the DGCL includes liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The above provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular situation, shareholders may not have an effective remedy against a director in connection with such conduct.

The Registrant’s Bylaws direct the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant a director, officer or trustee of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of an action or suit by or in the right of Registrant such person shall be indemnified only to the extent of his expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Registrant Bylaws further provide that to the extent that a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. The Bylaws provide that indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Registrant is empowered to purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the provisions of the DGCL.

The Registrant’s Bylaws provide that any indemnification provided for therein (unless required by law or ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in this provision. Such determination shall be made by (a) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the arrangements described above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the Exhibit Index to this Registration Statement are incorporated herein by reference.

Item 9.	Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on May 9, 2007.

UCI MEDICAL AFFILIATES, INC.

By:	/s/ D. MICHAEL STOUT, M.D.
D. Michael Stout, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ D. Michael Stout, M.D.	President and Chief Executive Officer	May 9, 2007
D. Michael Stout, M.D.

/s/ Jerry F. Wells, Jr., CPA	Executive Vice President and Chief	May 9, 2007
Jerry F. Wells, Jr., CPA	Financial Officer

/s/ Harold H. Adams, Jr., CPCU	Director	May 9, 2007
Harold H. Adams, Jr., CPCU

/s/ Charles M. Potok	Director	May 9, 2007
Charles M. Potok

/s/ Thomas G. Faulds	Director	May 9, 2007
Thomas G. Faulds

/s/ John M. Little, Jr., M.D., MBA	Director	May 9, 2007
John M. Little, Jr., M.D., MBA

/s/ Timothy L. Vaughn, CPA	Director	May 9, 2007
Timothy L. Vaughn, CPA

/s/ Joseph A. Boyle, CPA	Director	May 9, 2007
Joseph A. Boyle, CPA

/s/ Jean E. Duke, CPA	Director	May 9, 2007
Jean E. Duke, CPA

/s/ Ann T. Burnett	Director	May 9, 2007
Ann T. Burnett

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Nexsen Pruet Adams Kleemeier, LLC

23.1	Consent of Scott McElveen, L.L.P.

23.2	Consent of Nexsen Pruet Adams Kleemeier, LLC (included in their opinion filed as Exhibit 5.1)